Exhibit 99.1

Tronox Submits Definitive Agreement to the European Commission Required for Approval of Cristal Acquisition
Concurrently enters Memorandum of Understanding regarding potential sale of Ashtabula, Ohio, complex in the event divesture is required

FOR IMMEDIATE RELEASE

STAMFORD, Conn., July 16, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today announced it has submitted to the European Commission definitive agreements with Venator Materials PLC (NYSE: VNTR) (“Venator”) to divest its 8120 paper-laminate product grade currently supplied to European customers from Tronox’s Botlek facility in the Netherlands. Divesture of this product grade is the condition set forth in the conditional approval granted to Tronox by the European Commission on July 4, 2018, with respect to Tronox’s proposed acquisition of the titanium dioxide (“TiO2“) business of The National Titanium Dioxide Company Limited (“Cristal”), a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia. If the European Commission approves the definitive agreement, the European Commission’s approval of the Cristal transaction will be final.

In addition, Tronox entered into a binding Memorandum of Understanding (“MOU”) with Venator providing for the negotiation of a definitive agreement to sell Cristal’s Ashtabula, Ohio, two-plant TiO2 production complex to Venator if a divestiture of Ashtabula is required to consummate the Cristal acquisition. The MOU grants Venator exclusivity for a period of 75 days to negotiate a definitive agreement for the sale of the Ashtabula complex, while Tronox continues to vigorously defend the merits of the transaction in a preliminary injunction hearing in U.S. District Court.  Basic terms of the MOU contemplate that the definitive agreements will include:

•	If the U.S. District Court issues a preliminary injunction to prevent the Cristal acquisition, Tronox has the right to require Venator to purchase Ashtabula for $1.1 billion.

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If Tronox does not exercise its right promptly after an adverse ruling by the U.S. District Court and continues to pursue the Part 3 proceeding in front of the FTC’s Administrative Law Judge, Tronox has the right to require Venator to purchase Ashtabula for $900 million after the FTC Part 3 process has concluded.

•	If Tronox fails to exercise its right to require Venator to purchase Ashtabula, Venator may require Tronox to divest Ashtabula to Venator for $900 million.

Tronox has agreed to pay Venator a $75 million break fee if Tronox is able to consummate the Cristal transaction without divesting Ashtabula to Venator and the paper-laminate grade divestiture is completed to obtain final European Commission approval. The divestiture of Ashtabula would be subject to customary conditions, including regulatory approvals.

On July 10, 2018, the FTC filed a complaint against Tronox with the U.S. District Court in the District of Columbia alleging that Tronox’s pending acquisition of the TiO2 business of Cristal would violate antitrust laws by significantly reducing competition in the North American market for chloride-process TiO2. Tronox believes the FTC’s allegations are substantively wrong, and the lawsuit is the latest in a series of unprecedented procedural tactics employed by the FTC in an attempt to prevent the Company from completing the acquisition of Cristal within a reasonable timeframe.

“The Memorandum of Understanding with Venator enables Tronox to vigorously defend the merits of the Cristal transaction in U.S. District Court, while ensuring we are prepared to move swiftly with a remedy transaction at a reasonable valuation if the Ashtabula divestiture is required,” said Jeffry N. Quinn, president and chief executive officer of Tronox. “We believe the Venator MOU, together with the filing of the 8120 divestiture agreements with the European Commission, demonstrates our commitment to completing the Cristal transaction and preserving shareholder value.”

Quinn added, “Tronox welcomes the opportunity to demonstrate in District Court, as it did in the recent Part 3 Hearing before the FTC’s Administrative Law Judge, how the pro-competitive, output-enhancing combination will benefit customers throughout North America and around the world.”

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About Tronox
Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper and other everyday products. For more information, visit tronox.com.

About Cristal
Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal A. Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Media Contact: Melissa Zona
 +1 636.751.4057

Investor Contact: Brennen Arndt
 +1 203.705.3730